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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JULY 27, 2000


                        INTEGRATED HEALTH SERVICES, INC.
             (Exact name of registrant as specified in its charter)


            DELAWARE                      001-12306               23-2428312
(State or Other Jurisdiction      (Commission File Number)    (I.R.S. Employer
     of Incorporation)                                       Identification No.)



                               910 Ridgebrook Road
                             Sparks, Maryland 21152
                    (Address of Principal Executive Offices)

                                 (410) 773-1000
              (Registrant's telephone number, including area code)

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Item 5. Other Events

Joseph A. Bondi of the turnaround consulting firm of Alvarez & Marsal, Inc., has been named as the Chief Restructuring Officer of the Company. In connection with this appointment, Robert N. Elkins, a founder of IHS, has agreed to step down as Chairman, CEO and President upon approval by the U.S. Bankruptcy Court for the District of Delaware of an agreement between Dr. Elkins and IHS. At such time, Mr. Bondi will be named as CEO.

Mr. Bondi and Alvarez & Marsal, Inc. have extensive experience in the field of restructuring and reorganization. Mr. Bondi's prior experience includes serving as Chairman-Restructuring of MobilMedia, Inc., Chief Restructuring Officer of Iridium LLC and Senior Vice President of Republic Health Corporation.

If Dr. Elkins' agreement is approved by the Bankruptcy Court, Dr. Elkins will resign as an officer and director of the Company and surrender to the Company his equity interests in the Company, Dr. Elkins will become a consultant to the Company, and the Company will forgive the repayment of loans made to Dr. Elkins, make certain payments to Dr. Elkins and release Dr. Elkins from certain potential claims. In addition, certain loans made by the Company to its senior executives will automatically be forgiven. As a result, the Company will incur a charge of approximately $70 million (of which approximately $10 million relates to loans to senior executives) in the quarter in which the agreement is approved by the Bankruptcy Court.

Item 7. Exhibits

(c)  Exhibits

10.1  Agreement between Robert N. Elkins and Integrated Health Services, Inc.

10.2 Indemnification Agreement between Alvarez and Marsal, Joseph A. Bondi and Integrate Health Services, Inc.

10.3 Engagement Agreement between Alvarez and Marsal Inc., Joseph A Bondi and Integrated Health Services, Inc.

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                                   SIGNATURES

         Pursuant to the requires of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereuto duly authorized.

                                                INTEGRATED HEALTH SERVICES, INC.


Dated: July 31, 2000                            By: /s/ C. Taylor Pickett
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                                                    C. Taylor Pickett
                                                    Executive Vice President and
                                                    Chief Financial Officer